Exhibit 12.1

Computation of Consolidated Ratio of Earnings to Combined Fixed Charges

	Years Ended December 31,
	2008	2007	2006	2005	2004
	(Dollars in Thousands)
Ratio of earnings to fixed charges including interest on deposits:
Income before income taxes	$3,040	$19,114	$21,025	$15,839	$12,625
Fixed charges	40,731	45,392	33,498	17,538	11,349

	43,771	64,506	54,523	33,377	23,974

Fixed charges:
Interest expense	40,731	45,392	33,498	17,538	11,349

	40,731	45,392	33,498	17,538	11,349

Ratio of earnings to fixed charges	1.07	1.42	1.63	1.90	2.11

	Years Ended December 31,
	2008	2007	2006	2005	2004
	(Dollars in Thousands)
Ratio of earnings to fixed charges excluding interest on deposits:
Income before income tax	$3,040	$19,114	$21,025	$15,839	$12,625
Fixed charges	5,388	3,285	3,384	2,274	1,878

	8,428	22,399	24,409	18,113	14,503

Fixed charges:
Interest expense	40,731	45,392	33,498	17,538	11,349
Less interest on deposits	35,343	42,107	30,114	15,264	9,471

	5,388	3,285	3,384	2,274	1,878

Ratio of earnings to fixed charges	1.56	6.82	7.21	7.97	7.72